                                                                     EXHIBIT 7.1

                                                     Mediatech, Inc. and Starcom
                                                       Television Services, Inc.
                                                      (Wholly Owned Subsidiaries
                                                               of IndeNet, Inc.)



                                                   Combined Financial Statements
                      Years Ended March 31, 1997 and 1996 and Three Months Ended
                                  June 30, 1997 (Unaudited) and 1996 (Unaudited)

             Mediatech, Inc. and Starcom Television Services, Inc.
                  (Wholly Owned Subsidiaries of IndeNet, Inc.)


                                                                CONTENTS

INDEPENDENT AUDITORS' REPORT                                       3


FINANCIAL STATEMENTS
    Combined Balance Sheets                                        4
    Combined Statements of Operations                              5
    Combined Statements of Stockholder's Equity                    6
    Combined Statements of Cash Flows                              7-8


NOTES TO COMBINED FINANCIAL STATEMENTS                             9-19

INDEPENDENT AUDITORS' REPORT


Mediatech, Inc. and Starcom Television Services, Inc.
Chicago, Illinois

We have audited the accompanying combined balance sheet of Mediatech, Inc. and Starcom Television Services, Inc. (wholly owned subsidiaries of IndeNet, Inc.) as of March 31, 1997 and the related combined statements of operations, stockholder's equity and cash flows for the year then ended. We also audited the accompanying combined balance sheet of Mediatech, Inc. and Starcom Television Services, Inc. as of March 31, 1996 and the related statements of operations, stockholder's equity and cash flows for Mediatech, Inc. for the year then ended and for Starcom Television Services, Inc. for the two months ended March 31, 1996 (see Note 1). These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mediatech, Inc. and Starcom Television Services, Inc. at March 31, 1997 and 1996, and the results of their operations and cash flows for the years then ended, as described above, in conformity with generally accepted accounting principles.

                                                      BDO Seidman, LLP

Los Angeles, California
May 30, 1997, except for Summary of Significant Accounting Policies,
 Notes 3, 8, 9 and 10 which are dated July 18, 1997

             Mediatech, Inc. and Starcom Television Services, Inc.
                  (Wholly Owned Subsidiaries of IndeNet, Inc.)

                                            June 30,               March 31,
                                       -------------     ---------------------------
                                              1997           1997           1996
------------------------------------------------------------------------------------
                                         (Unaudited)
ASSETS (Note 4)

CURRENT ASSETS
     Cash                                $       -0-     $    27,144     $   126,096
     Accounts receivable, net              5,451,303       4,790,495       4,194,158
     Inventory                               296,402         304,552         343,324
     Prepaid expenses                        132,879         144,666         109,798

------------------------------------------------------------------------------------
Total current assets                       5,880,584       5,266,857       4,773,376
------------------------------------------------------------------------------------

PROPERTY AND EQUIPMENT, net (Note 2)      10,099,420      10,718,161      12,257,505
------------------------------------------------------------------------------------


OTHER ASSETS
     Goodwill, net                         2,926,103       2,967,706       5,733,697
     Capitalized costs, net                  110,792         110,792          36,882
     Other long-term assets                  114,582         124,530         320,049
------------------------------------------------------------------------------------
Total other assets                         3,151,477       3,203,028       6,090,628
------------------------------------------------------------------------------------
                                         $19,131,481     $19,188,046     $23,121,509
====================================================================================

             Mediatech, Inc. and Starcom Television Services, Inc.
                  (Wholly Owned Subsidiaries of IndeNet, Inc.)


                                                         COMBINED BALANCE SHEETS

                                                            June 30,                  March 31,
                                                       --------------     -------------------------------
                                                              1997              1997             1996
---------------------------------------------------------------------------------------------------------
                                                          (Unaudited)
LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
     Accounts payable (Note 5)                           $  3,700,542      $  3,754,205      $  3,968,101
     Accrued expenses                                         444,619           473,595         1,285,166
     Lines of credit (Note 4)                               2,892,933         2,191,213         3,038,605
     Payables  to related parties (Notes 3 and 5)           2,612,090         2,612,074         1,616,008
     Note payable - current portion (Note 4)                  954,337           972,615           379,791
---------------------------------------------------------------------------------------------------------

Total current liabilities                                  10,604,521        10,003,702        10,287,671

LONG-TERM DEBT, less current portion (Note 4)               2,081,690         2,289,408         2,781,349
---------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES                                          12,686,211        12,293,110        13,069,020
---------------------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES (Note 6)

STOCKHOLDER'S EQUITY (Note 5)
     Common stock, no par value; authorized 6,000
         shares; issued and outstanding 1,810 shares          773,100           773,100           773,100
     Additional paid-in capital                            12,419,295        12,419,295        10,734,857
     Accumulated deficit                                   (6,747,125)       (6,297,459)       (1,455,468)
---------------------------------------------------------------------------------------------------------

Total stockholder's equity                                  6,445,270         6,894,936        10,052,489
---------------------------------------------------------------------------------------------------------

                                                         $ 19,131,481      $ 19,188,046      $ 23,121,509
=========================================================================================================

                   See accompanying notes to combined financial statements

             Mediatech, Inc. and Starcom Television Services, Inc.
                  (Wholly Owned Subsidiaries of IndeNet, Inc.)


                                               COMBINED STATEMENTS OF OPERATIONS


                                                  Three Months Ended                Year Ended
                                                       June 30,                      March 31,
                                                ----------------------     ---------------------------
                                                1997           1996            1997           1996
------------------------------------------------------------------------------------------------------
                                             (Unaudited)       (Unaudited)

NET SALES                                    $5,835,949     $5,681,532     $23,340,674     $19,097,356

COST OF SALES                                 3,046,224      2,402,297      10,531,609       8,567,297
------------------------------------------------------------------------------------------------------

GROSS PROFIT                                  2,789,725      3,279,235      12,809,065      10,530,059
------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
     Selling, general and administrative
         (Notes 6 and 7)                      2,427,880      3,150,201      12,035,041       9,614,119
     Depreciation and amortization
         (Notes 1 and 2)                        685,074        673,465       2,673,279       1,801,247
     Write down of goodwill (Note 1)                -0-            -0-       2,500,000             -0-
     Restructuring charges (Note 8)                 -0-            -0-         323,000             -0-
------------------------------------------------------------------------------------------------------

Total operating expenses                      3,112,954      3,823,666      17,531,320      11,415,366
------------------------------------------------------------------------------------------------------

OPERATING LOSS                                 (323,229)      (544,431)     (4,722,255)       (885,307)
------------------------------------------------------------------------------------------------------

OTHER EXPENSES (INCOME)
     Interest expense                           162,333        104,327         444,066         402,520
     Other income                               (35,896)      (159,568)       (263,330)       (225,826)
------------------------------------------------------------------------------------------------------

Other expenses (income), net                    126,437        (55,241)        180,736         176,694
------------------------------------------------------------------------------------------------------

Loss before income tax provision
    benefit                                    (449,666)      (489,190)     (4,902,991)     (1,062,001)
Income tax provision (benefit)                      -0-            -0-         (61,000)        285,200
------------------------------------------------------------------------------------------------------

NET LOSS                                     $ (449,666)      (489,190)     (4,841,991)    $(1,347,201)
======================================================================================================

                 See accompanying notes to combined financial statements

             Mediatech, Inc. and Starcom Television Services, Inc.
                  (Wholly Owned Subsidiaries of IndeNet, Inc.)



                           COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)


                                                       Common Stock                                              Total
                                                       No Par Value        Additional                    Stockholder's
                                                  ---------------------       Paid-In     Accumulated           Equity
                                                   Shares     Amount          Capital         Deficit         (Deficit)
----------------------------------------------------------------------------------------------------------------------
MEDIATECH, INC.

   Balance, at April 1, 1995                         381     $  4,100     $ 8,903,403     $  (108,267)     $ 8,799,236
   Net loss                                          -0-          -0-             -0-      (1,195,193)      (1,195,193)
----------------------------------------------------------------------------------------------------------------------
Balance, at March 31, 1996                           381        4,100       8,903,403      (1,303,460)       7,604,043
----------------------------------------------------------------------------------------------------------------------

STARCOM TELEVISION SERVICES INC.

   Acquisition by IndeNet at February 7, 1996      1,429      769,000       1,831,454             -0-        2,600,454
   Net loss                                          -0-          -0-             -0-        (152,008)        (152,008)
----------------------------------------------------------------------------------------------------------------------

   Balance, at March 31, 1996                      1,429      769,000       1,831,454        (152,008)       2,448,446
----------------------------------------------------------------------------------------------------------------------

COMBINED BALANCE, at March 31, 1996                1,810     $773,100     $10,734,857     $(1,455,468)     $10,052,489
======================================================================================================================
MEDIATECH, INC

   Balance, at April 1, 1996                         381     $  4,100     $ 8,903,403     $(1,303,460)     $ 7,604,043
   Contribution of net assets (Note 5)               -0-          -0-       1,684,438             -0-        1,684,438
   Net loss                                          -0-          -0-             -0-      (1,804,642)      (1,804,642)
----------------------------------------------------------------------------------------------------------------------

Balance, at March 31, 1997                           381        4,100      10,587,841      (3,108,102)       7,483,839
----------------------------------------------------------------------------------------------------------------------

STARCOM TELEVISION SERVICES, INC.

   Balance, at April 1, 1996                       1,429      769,000       1,831,454        (152,008)       2,448,446
   Net loss                                          -0-          -0-             -0-      (3,037,349)      (3,037,349)
----------------------------------------------------------------------------------------------------------------------

Balance, at March 31, 1997                         1,429      769,000       1,831,454      (3,189,357)        (588,903)
----------------------------------------------------------------------------------------------------------------------

COMBINED BALANCE, at March 31, 1997                1,810      773,100      12,419,295      (6,297,459)       6,894,936

   Net loss (Unaudited)                              -0-          -0-             -0-        (449,666)        (449,666)
----------------------------------------------------------------------------------------------------------------------

COMBINED BALANCE, at June 30, 1997 (Unaudited)     1,810     $773,100     $12,419,295    $ (6,747,125)     $ 6,445,270
======================================================================================================================

                         See accompanying notes to combined financial statements

             Mediatech, Inc. and Starcom Television Services, Inc.
                  (Wholly Owned Subsidiaries of IndeNet, Inc.)


                                               COMBINED STATEMENTS OF CASH FLOWS

                                                                                   June 30,                   March 31,
                                                                          -------------------------   ------------------------
                                                                              1997         1996           1997         1996
------------------------------------------------------------------------------------------------------------------------------
                                                                          (Unaudited)   (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                                              $(449,666)     (489,190)   (4,841,991)   (1,347,201)
     Adjustment to reconcile net loss to net cash
       (used in) provided by operating activities:
         Depreciation and amortization                                       685,074       673,465     2,673,279     1,801,247
         Loss (gain) on sale of assets                                           -0-      (128,811)     (115,595)        1,921
         Write down of goodwill and
             restructuring charges                                               -0-           -0-     2,823,000           -0-
         Equity in net loss of 110 Development, Co.                            1,248         5,321        13,056         5,741
         Changes in assets and liabilities
              Increase in accounts receivable                               (660,808)      (65,507)     (596,337)       46,820
              Decrease in inventories                                          8,150       (38,528)       38,772       111,339
              Increase in prepaid expenses                                    11,787       (31,594)      (99,441)       41,940
              Decrease in other assets                                         9,948        (9,039)      173,237      (200,816)
              Decrease in accounts payable
                  and accrued expenses                                       (87,396)   (1,248,826)   (1,196,435)      281,766
              Increase in  payables to related parties                            16     2,168,454     1,960,185       755,322
------------------------------------------------------------------------------------------------------------------------------

Net cash (used in) provided by operating expenses                           (481,647)      835,745       831,730     1,498,079
------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Proceeds from sale of assets                                                -0-     1,250,000     1,250,000           100
     Capital expenditures                                                    (21,217)     (882,644)   (1,032,362)     (777,563)
------------------------------------------------------------------------------------------------------------------------------

Net cash (used in) provided by investing activities                          (21,217)      367,356       217,638      (777,463)
------------------------------------------------------------------------------------------------------------------------------

             Mediatech, Inc. and Starcom Television Services, Inc.
                  (Wholly Owned Subsidiaries of IndeNet, Inc.)


                                               COMBINED STATEMENTS OF CASH FLOWS

                                                                 June 30,                     March 31,
                                                        -------------------------    -------------------------
                                                            1997         1996           1997           1996
--------------------------------------------------------------------------------------------------------------
                                                        (Unaudited)   (Unaudited)

CASH FLOWS FROM FINANCING ACTIVITIES
     Net proceeds from (repayments)
         of financing agreement                           701,720            -0-      2,191,213      1,230,256
     Repayments of long-term debt                        (226,000)    (1,301,487)    (6,613,404)    (5,974,149)
     Proceeds from long-term debt                             -0-            -0-      3,273,871      3,918,000
--------------------------------------------------------------------------------------------------------------

Net cash (used in) provided by financing activities       475,720     (1,301,487)    (1,148,320)      (825,893)
--------------------------------------------------------------------------------------------------------------

NET DECREASE IN CASH                                      (27,144)       (98,386)       (98,952)      (105,277)

CASH, at beginning of year                                 27,144        126,096        126,096        231,373
--------------------------------------------------------------------------------------------------------------

CASH, at end of year                                     $    -0-     $   27,710     $   27,144     $  126,096
==============================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
     Cash paid during the year for interest              $150,818     $   91,934     $  497,583     $  349,007
==============================================================================================================

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES

     INDE contributed net assets of IndeNet, Inc. with a net book value of $1,684,438 as additional paid-in capital during September 1997 (Note 5).

     During fiscal 1997, the Companies purchased equipment through an affiliate totaling $1,114,805. The transaction resulted in an increase in intercompany payables.

                         See accompanying notes to combined financial statements

             Mediatech, Inc. and Starcom Television Services, Inc.
                  (Wholly Owned Subsidiaries of IndeNet, Inc.)


                                          NOTES TO COMBINED FINANCIAL STATEMENTS

1.     SUMMARY OF            DESCRIPTION OF BUSINESS
       SIGNIFICANT
       ACCOUNTING            Mediatech, Inc. ("Mediatech") and Starcom
       POLICIES              Television Services, Inc. ("Starcom") (collectively
                             the "Companies") are primarily duplicators and distributors of video-based program materials. The
                             Companies' customers are located throughout the United States and are serviced by four operating facilities located in Chicago, Illinois; New York,
                             New York; North Hollywood, California; and
                             Louisville, Kentucky.

                             The Companies are wholly-owned subsidiaries of IndeNet, Inc. ("INDE"). The results of the Companies' operations are included in the consolidated results of operations of INDE. Mediatech was acquired by IndeNet on February 3, 1995, resulting in the step-up of equipment to its fair value by $4.9 million and in goodwill of $4.1 million. Starcom was acquired by IndeNet on February 7, 1996, resulting in the step-up of equipment to its fair value by $2.9 million and in goodwill of $2.0 million.

                             During September 1996, INDE contributed the net assets of its IndeNet Digital Network Division, amounting to $1,684,438, to Mediatech. The transaction was recorded as an addition to paid-in-capital by Mediatech. The IndeNet Digital Network Division began operations in June 1995 and the results of those operations are reflected in the accompanying financial statements since inception. Mediatech management managed the operations of the IndeNet Digital Network Division since inception.

                             On April 3, 1997, Mediatech merged into Starcom.

             Mediatech, Inc. and Starcom Television Services, Inc.
                  (Wholly Owned Subsidiaries of IndeNet, Inc.)


                                          NOTES TO COMBINED FINANCIAL STATEMENTS

1.     SUMMARY OF            PRINCIPLES OF COMBINATION
       SIGNIFICANT
       ACCOUNTING            The combined financial statements include the
       POLICIES              accounts of Mediatech and Starcom for the years
       (CONTINUED)           ended March 31, 1997 and 1996. The combined
                             statement of operations for the year ended March
                             31, 1996 include Mediatech's results of operations for the entire fiscal year and Starcom's results of operations from its acquisition date (February 7, 1996) to March 31, 1996. All significant intercompany accounts and transactions have been eliminated.

                             PUSH-DOWN ACCOUNTING

                             The financial statements presented reflect the push-down accounting of INDE's cost of acquiring both Mediatech and Starcom. This accounting includes the pushdown of goodwill and asset step-up adjustments totaling $13.9 million and the related depreciation and amortization expense.

                             The push-down treatment also resulted in the recapitalization of stockholder's equity whereby the retained earnings (deficit) of Mediatech and Starcom reflect the accumulated results of operations from the date that each respective company was acquired by INDE through the end of each period presented.

                             INVENTORIES

                             Inventories are stated at the lower of cost
                             (first-in, first-out) or market

                             DEPRECIATION AND AMORTIZATION

                             Depreciation of property and equipment is provided using the straight-line method. The estimated useful lives of all property and equipment are seven years.

             Mediatech, Inc. and Starcom Television Services, Inc.
                  (Wholly Owned Subsidiaries of IndeNet, Inc.)


                                          NOTES TO COMBINED FINANCIAL STATEMENTS

1.     SUMMARY OF            DEFERRED COSTS
       SIGNIFICANT
       ACCOUNTING            Deferred costs, included in other long-term
       POLICIES              assets, consist of costs associated with the
       (CONTINUED)           development of a website. These costs will be
                             amortized on the straight-line method over the site's estimated useful life.

                             FAIR VALUE OF FINANCIAL INSTRUMENTS

                             The carrying values of the Companies' lines of credit and long-term debt is estimated based on the quoted market price for the same or similar financial instruments issued, or on the current rates offered to the Companies for financial instruments of the same remaining maturities. The carrying value of related party receivables and payables cannot be estimated due to their related party nature.

                             GOODWILL

                             Goodwill is being amortized on a straight-line basis over 20 years. During the fiscal year ended March 31, 1997, the Companies wrote down goodwill by $2.5 million as it was determined that the carrying value of this asset may not be recoverable due to changes affecting its realization.

                             Periodically, using an undiscounted cash flow method, the Companies evaluate the realization and period of amortization to determine whether events and circumstances warrant revised estimates of amortization and whether the goodwill has continuing value.

                             INCOME TAXES

                             The Companies and INDE file a consolidated federal income tax return.

             Mediatech, Inc. and Starcom Television Services, Inc.
                  (Wholly Owned Subsidiaries of IndeNet, Inc.)


                                          NOTES TO COMBINED FINANCIAL STATEMENTS

1.     SUMMARY OF            INCOME TAXES (CONTINUED)
       SIGNIFICANT
       ACCOUNTING            Mediatech has signed a tax-sharing agreement with
       POLICIES              INDE. The terms of the agreement state that
       (CONTINUED)           Mediatech record a liability payable to INDE in the
                             amount of the liability due as if Mediatech was an independent entity. This amount will only be payable when INDE, after calculating its tax liabilities on a consolidated basis with the net operating loss carryforwards, is required to pay income taxes.

                             ESTIMATES

                             The financial statements include estimated amounts and disclosures based on management's assumptions about future events. Actual results could differ from those estimates.

                             INVESTMENT IN 110 DEVELOPMENT CO.

                             Mediatech is a limited partner (15% ownership) in 110 Development Co. A board member of Mediatech is the general partner and an officer is a partner of 110 Development Co. Due to the significant influence of the Mediatech officer over 110 Development Co.'s operations, Mediatech has recorded its investment in 110 Development Co. using the equity method of accounting. This investment is included in other long-term assets and amounted to $58,623 and $71,679 at March 31, 1997, and 1996, respectively.

                             IMPAIRMENT OF LONG-LIVED ASSETS

                             During 1997, the Companies adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("Statement 121"). Statement 121 requires that long-lived assets be reviewed for impairment and written down to fair value whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

             Mediatech, Inc. and Starcom Television Services, Inc.
                  (Wholly Owned Subsidiaries of IndeNet, Inc.)


                                          NOTES TO COMBINED FINANCIAL STATEMENTS

1.     SUMMARY OF            IMPAIRMENT OF LONG-LIVED ASSETS (CONTINUED)
       SIGNIFICANT
       ACCOUNTING            The Companies have approximately $2,300,000 of
       POLICIES              equipment related to the development and
       (CONTINUED)           implementation of digital satellite technology.
                             The Companies began placing this equipment into service during fiscal year 1997 and anticipate further implementation of this technology during fiscal year 1998.

                             For the fiscal year ended March 31, 1997, the Companies determined that no impairment loss need be recognized for applicable long-lived assets.

                             INTERIM FINANCIAL INFORMATION

                             The interim financial statements for the three months ended June 30, 1996 and 1997 are unaudited. In the opinion of management, such statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the results of the interim period. The results of operations for the three months ended June 30, 1997 are not necessarily indicative of the results for the entire year.

             Mediatech, Inc. and Starcom Television Services, Inc.
                  (Wholly Owned Subsidiaries of IndeNet, Inc.)


                                          NOTES TO COMBINED FINANCIAL STATEMENTS

2.     PROPERTY AND         Property and equipment are stated at cost and
       EQUIPMENT            consist of the following:

                                                              June 30,             March 31,
                                                           ------------    -------------------------
                                                                1997          1997           1996
                             -----------------------------------------------------------------------
                                                           (Unaudited)

                             Land                            $       -0-   $       -0-   $   500,000
                             Building and improvements               -0-           -0-     1,352,068
                             Equipment                        13,351,400    13,253,161    12,140,765
                             Leasehold improvements              346,806       370,742       287,841
                             Furniture and fixtures               65,741       118,828       134,488
                             Vehicles                             59,596        59,596        59,596
----------------------------------------------------------------------------------------------------
                                                              13,823,543    13,802,327    14,474,758

                             Less accumulated depreciation
                                 and amortization              3,724,123     3,084,165     2,217,253
----------------------------------------------------------------------------------------------------

                                                             $10,099,420   $10,718,162   $12,257,505


                             In May 1996, Mediatech sold land and building with a net book value of $1.03 million for $1.25 million. The gain on the sale, net of disposition costs, was $128,811.

                             Depreciation and amortization expense on property and equipment was $2,407,288 and $1,528,216 for the years ended March 31, 1997 and 1996, respectively.

3.     INCOME TAXES          During the fiscal year ended March 31, 1996, the
                             Companies recorded an income tax provision of $285,200. During the year ended March 31, 1997, the
                             Companies recorded an income tax benefit of $61,000. The provision and payable to INDE in fiscal 1996 was recorded as if Mediatech was an independent entity, which realized taxable income of approximately $734,000. A benefit and corresponding reduction to that liability was recorded in fiscal 1997 due to a loss reported by Mediatech. Starcom also incurred a loss in fiscal
                             1997, as well as INDE. The provision based on income before taxes differs from the

             Mediatech, Inc. and Starcom Television Services, Inc.
                  (Wholly Owned Subsidiaries of IndeNet, Inc.)


                                          NOTES TO COMBINED FINANCIAL STATEMENTS

3.     INCOME TAXES          amount obtained by applying the statutory federal
       (CONTINUED)           income tax rate to income before taxes as a result
                             of non-deductible push-down adjustments and net losses incurred by Starcom and the IndeNet Digital
                             Network Division. At March 31, 1997 and 1996, the tax liability payable to INDE was $285,200 and $224,200 and is included in payables to related parties.

4.     LONG-TERM DEBT        Long-term debt consists of the following:

                                                                                          June 30,                March 31,
                                                                                         -----------      ----------------------
                                                                                            1997            1997          1996
       -------------------------------------------------------------------------------------------------------------------------
                                                                                         (Unaudited)
                $1,850,000 bank line-of-credit expiring December 31, 1997.
                    $350,000 of the line bears interest at 8.5%.  The
                    remainder bears interest at the LIBOR rate.  The line was
                    secured by substantially all the assets of Mediatech.  The line was refinanced in February 1997 through another
                    banking facility.                                                     $     -0-        $  -0-     $1,850,000

                Line of credit, interest at the bank's prime rate plus 3%. Borrowings may not exceed $2,000,000 with availability limited based on various factors. The agreement was to expire on January 31, 1998 and was subject to renewal. The line was refinanced in February
                    1997 through another banking facility.                                      -0-           -0-      1,188,605


                Line of credit, interest at the bank's prime rate plus 2.25% (10.75% at
                    March 31, 1997). Interest is due monthly. The maximum amount available under the agreement is the lesser of $2,925,000 or 80% of the eligible unbilled accounts receivables plus the lesser of
                    $600,000 or 80% of the eligible unbilled accounts receivable, as specified in the agreement.  The line is secured by substantially
                    all the assets of Mediatech and secured by a guaranty from INDE.      2,892,933     2,191,213           -0-


                Note payable - bank; bearing interest at 8.04%; due in monthly installments of $31,550 with a balloon payment due in December
                    1997 for the remaining balance. The note was secured by
                    substantially all the assets of Mediatech and was refinanced in
                    February 1997 through another banking facility.                             -0-           -0-     1,253,868

                Mortgage payable - bank; bearing interest at 8.04%; due in monthly installments of $9,272, with a balloon payment due in December
                    1997 for the remaining balance. This mortgage was paid-off in
                    May 1996 as a result of the sale of the office building which
                    secured the mortgage                                                        -0-           -0-       759,545

             Mediatech, Inc. and Starcom Television Services, Inc.
                  (Wholly Owned Subsidiaries of IndeNet, Inc.)


                                          NOTES TO COMBINED FINANCIAL STATEMENTS

4.     LONG-TERM DEBT
       (CONTINUED)

                                                                                      June 30,               March 31,
                                                                                    -----------    --------------------------
                                                                                        1997           1997           1996
       ----------------------------------------------------------------------------------------------------------------------
                                                                                     (Unaudited)
       Note payable - bank, bearing interest at prime plus 2.25% (10.75% at
           March 31, 1997); due in monthly installments of $41,667 through
           March 1, 2002. The line is secured by substantially all the assets
           of Mediatech.                                                              2,333,333      2,458,333            -0-

        Capital lease obligations payable - due in varying monthly installments totaling $16,701, including interest, with fixed interest rates ranging from 11.39% to 18.7% through September 2001. These notes are
            secured by the equipment with a net book value of $531,297.                 462,084        494,244            -0-

        Various notes payable to vendors, interest ranging from 0% to 21.07%, monthly payments ranging from $400 to $7,000, due through
            September 1999.                                                             240,610        309,446      1,147,727

        Note payable - bank, bearing interest at prime plus 2.25%
            (10.75% at March 31, 1997).  The amount available is
            $500,000. No advances were outstanding at March 31, 1997.                       -0-            -0-            -0-
-----------------------------------------------------------------------------------------------------------------------------
                                                                                      5,928,960      5,453,236      6,199,745

        Less current portion                                                          3,847,270      3,163,828      3,418,396
-----------------------------------------------------------------------------------------------------------------------------

        Net long-term portion                                                        $2,081,690     $2,289,408     $2,781,349
=============================================================================================================================

             Mediatech, Inc. and Starcom Television Services, Inc.
                  (Wholly Owned Subsidiaries of IndeNet, Inc.)


                                          NOTES TO COMBINED FINANCIAL STATEMENTS

4.     LONG-TERM DEBT        At March 31, 1997, maturities of long-term debt are
       (CONTINUED)           as follows:

                             Year ending                               March 31,
                             ---------------------------------------------------

                                 1998                                 $3,163,828
                                 1999                                    726,462
                                 2000                                    567,258
                                 2001                                    524,776
                                 2002                                    470,912
                             ---------------------------------------------------

                                                                      $5,453,236
                             ===================================================

5.     RELATED PARTY         The Companies had transactions with related
       TRANSACTIONS          parties as follows:

                             On September 30, 1996, INDE contributed the net assets related to the development of its digital satellite technology with a book value of $1,684,438, to Mediatech.

                             The Companies have accounts payable to INDE of $2,612,074 and $1,616,008 at March 31, 1997 and
                             1996, which includes equipment purchases of $1,114,805 from an affiliate under common control and income tax payable (See Note 3).

6.     LEASES                The Companies lease office and warehouse facilities
                             under various operating lease agreements. Certain of these facilities are owned by 110 Development
                             Co., 112 Development Co. and 116 Development Co., all of which are owned or majority owned by a board member of INDE. In addition to monthly rentals, the Companies are responsible for insurance, property taxes, utilities and normal maintenance of the facilities.

             Mediatech, Inc. and Starcom Television Services, Inc.
                  (Wholly Owned Subsidiaries of IndeNet, Inc.)


                                          NOTES TO COMBINED FINANCIAL STATEMENTS

6.     LEASES               Future minimum lease payments under noncancelable
       (CONTINUED)          operating leases as of March 31, 1997 are as
                            follows:

                                             Related       Third
                                              Party        Party         Total
                            -----------------------------------------------------

                            1998             $531,650     $292,580     $  824,230
                            1999                  -0-      194,380        194,380
                            2000                  -0-      113,700        113,700
                            2001                  -0-       95,520         95,520
                            2002                  -0-       95,520         95,520
                            Thereafter            -0-      405,960        405,960
                            -----------------------------------------------------
                                             $531,650   $1,197,660     $1,729,310
                            =====================================================

                             Rental expense on operating leases amounted to approximately $1,208,000 and $1,062,000 for the years ended March 31, 1997 and 1996, including approximately $719,000 and $868,000 for the related party leases described above.

7.     401(K) PLAN           The Companies have a 401(k) defined  contribution
                             plan covering substantially all of their full-time employees. The Companies contribute a percentage of participants' contributed earnings to the plan.
                             Contributions amounted to approximately $34,000 and $30,000 for the years ended March 31, 1997 and 1996, respectively.

             Mediatech, Inc. and Starcom Television Services, Inc.
                  (Wholly Owned Subsidiaries of IndeNet, Inc.)


                                          NOTES TO COMBINED FINANCIAL STATEMENTS

8.     RESTRUCTURING         In January 1997, INDE announced details of its
       CHARGES               business integration plan. This plan called for
                             cost reduction, merging of INDE's subsidiaries and centralization of marketing and administrative functions, among others. In conjunction with the plan, Mediatech and Starcom recorded restructuring charges totaling $323,000 in the fourth quarter of fiscal year 1997.

9.     PRO-FORMA             The following presents the combined operating
       FINANCIAL             results of Mediatech and Starcom for the year ended
       RESULTS               March 31, 1996, assuming Starcom had been combined
                             for the entire period. Appropriate adjustments have been made for resulting depreciation and amortization of goodwill and asset step-up from the acquisition.

                                                                Year ended
                             Proforma                          March 31, 1996
                             Combined                           (unaudited)
                             ----------------------------------------------

                             Net sales                          $22,981,342
                             Cost of sales                       11,259,334
                             Operating and other expense         14,582,820
                             Income tax provision                   285,200
                             ----------------------------------------------

                             Net loss                           $(3,146,012)
                             ==============================================


10.    SUBSEQUENT EVENTS     On July 18, 1997, the Companies were acquired by
                             Digital Generation Systems, Inc. from IndeNet for consideration totaling $25.8 million.